                                                                      EXHIBIT 21

                        LIST OF REGISTRANT'S SUBSIDIARIES


  1. Universal Forest Products Eastern Division, Inc., a Michigan Corporation.

  2. Universal Forest Products Western Division, Inc., a Michigan Corporation.

  3. Shoffner Holding Company, Inc., a Michigan Corporation.

  4. Shoffner Industries, L.L.C., a Limited Liability Company

  5. Consolidated Building Components, Inc., a Pennsylvania Corporation.

  6. Euro-Pacific Building Materials, Inc., an Oregon Corporation.

  7. Universal Forest Products of Canada, Inc., a Canadian Corporation.

  8. Nascor, Inc., a Canadian Corporation (59% owned).

  9. Universal Forest Products de Mexico, S.A. de C.V., a Mexican Corporation.

 10. Universal Forest Products Mexico Holdings, S. de R.L. de C.V., a Mexican Corporation.

 11. Universal Forest Products - FSC, Inc., a Barbados Corporation.

 12. Universal Forest Products Holding Company, Inc., a Michigan Corporation.

 13. Universal Forest Products Reclamation Center, Inc., a Michigan Corporation.

 14. Universal Truss, Inc., a Michigan Corporation.

 15. Universal Consumer Products, Inc., a Michigan Corporation

 16. Pinelli Universal, S. de R.L. de C.V., a Mexican Corporation.

 17. Nascor Structures Inc., a Nevada Corporation.